As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-285081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-285081

UNDER THE SECURITIES ACT OF 1933

UPBOUND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-0491516 (I.R.S. Employer Identification No.)

5501 Headquarters Drive

Plano, TX 75024

(972) 801-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan Pechersky

Executive Vice President, General Counsel and Corporate Secretary

Upbound Group, Inc.

5501 Headquarters Drive

Plano, TX 75024

(972) 801-1100

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Alison S. Ressler

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Registration Statement”) is being filed by Upbound Group, Inc. (the “Registrant” or “Upbound Group”) to terminate all offerings under the Registration Statement and to deregister any and all shares of Upbound Group common stock, par value $0.01 per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder:

1.	Registration Statement on Form S-3 (No. 333-285081), filed with the Securities and Exchange Commission on February 20, 2025, relating to the registration for resale of up to 1,949,189 Shares by certain holders of Shares (the “Specified Holders”).

Prior to the filing of the Registration Statement, on January 31, 2025, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Specified Holders, pursuant to which the Registrant agreed to keep the Registration Statement effective for so long as the Shares subject to the Registration Statement were not eligible to be sold without restriction under Rule 144 under the Securities Act.

As of January 31, 2026, all such Shares are eligible to be sold without restriction under Rule 144 of the Securities Act and the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, State of Texas, on February 2, 2026.

UPBOUND GROUP, INC.

By:	/s/ Bryan Pechersky
	Name:	Bryan Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.